Exhibit 99.1

ViroPharma Provides Update on Phase 2 Clinical Evaluation of Subcutaneous Cinryze® (C1 esterase inhibitor [human]) with Recombinant Human Hyaluronidase (rHuPH20)

Exton, PA, August 1, 2012 — ViroPharma Incorporated (NASDAQ: VPHM) today announced that ViroPharma and Halozyme Therapeutics were notified by the Center for Biologics Evaluation and Research (CBER) division of the U.S. Food and Drug Administration that FDA is evaluating potential safety concerns with Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20). Although FDA did not disclose the specific concerns due to their confidentiality requirements, Halozyme informed ViroPharma that FDA is evaluating the potential risk of long term effect of anti-rHuPH20 non-neutralizing antibodies associated with the use of Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) that were detected in a separate development program not involving Cinryze.

In the interim, FDA indicated that studies of the combination of Cinryze® (C1 esterase inhibitor [human]) and rHuPH20 were being placed on temporary clinical hold. ViroPharma’s partner Halozyme informed ViroPharma that Halozyme must provide results from additional pre-clinical studies to CBER before clinical investigations in combination with rHuPH20 on temporary hold can resume. FDA stated that the issues are not specific to Cinryze and that ViroPharma could continue to evaluate subcutaneous administration of Cinryze without rHuPH20.

In light of this FDA action, ViroPharma is preparing to commence a Phase 2 study that will evaluate the safety and efficacy of two different doses of the subcutaneous administration of Cinryze as a stand alone therapy. The company received FDA clearance in 2011 of its Investigational New Drug (IND) application and the related Phase 2 clinical protocol to study subcutaneous administration of Cinryze without rHuPH20.

Further, ViroPharma is in the process of notifying European regulatory authorities of CBER’s action and will defer enrollment at European sites in the Phase 2 study combining Cinryze and rHuPH20 until there is clarity from FDA on its potential safety concerns.

“We remain committed to creating therapeutic options for patients suffering from HAE, and will continue to leverage our flexibility to move our Phase 2 subcutaneous program forward,” stated Vincent Milano, ViroPharma’s president and chief executive officer.

Cinryze is approved in the United States as intravenous (IV) administration for routine prophylaxis against angioedema attacks in adolescent and adult patients with hereditary angioedema (HAE), and in Europe for routine prevention, pre-procedure prevention and acute treatment of angioedema attacks in adolescent and adult patients with HAE.

About Cinryze® (C1 esterase inhibitor [human])

Cinryze is a highly purified, pasteurized and nanofiltered plasma-derived C1 esterase inhibitor product. In the U.S., Cinryze is approved by the FDA for routine prophylaxis against angioedema attacks in adolescent and adult patients with HAE. In the E.U., the product is approved by the EMA for the treatment and pre-procedure prevention of angioedema attacks in adults and adolescents with hereditary angioedema (HAE), and routine prevention of angioedema attacks in adults and adolescents with severe and recurrent attacks of hereditary angioedema (HAE), who are intolerant to or insufficiently protected by oral prevention treatments or patients who are inadequately managed with repeated acute treatment. Cinryze is for intravenous use only.

Severe hypersensitivity reactions to Cinryze may occur. Thrombotic events have occurred in patients receiving Cinryze, and in patients receiving off-label high dose C1 inhibitor therapy. Monitor patients with known risk factors for thrombotic events. With any blood or plasma derived product, there may be a risk of transmission of infectious agents, e.g. viruses and, theoretically, the CJD agent. The risk has been reduced by screening donors for prior exposure to certain virus infections and by manufacturing steps to reduce the risk of viral transmission including pasteurization and nanofiltration.

The most common adverse reactions in clinical trials associated with Cinryze were rash, headache, nausea, erythema, phlebitis and local reactions at the injection site. Adverse events of sinusitis and upper respiratory infection also were observed in clinical trials. No drug-related serious adverse events (SAEs) were reported in clinical trials.

Please visit http://www.viropharma.com/products/cinryze.aspx for the full U.S. Prescribing Information; the prescribing information for other countries can be found at www.viropharma.com.

About Hereditary Angioedema (HAE)

HAE is a rare, severely debilitating, life-threatening genetic disorder caused by a deficiency of C1 inhibitor, a human plasma protein. This condition is the result of a defect in the gene controlling the synthesis of C1 inhibitor. C1 inhibitor maintains the natural regulation of the contact, complement, and fibrinolytic systems, that when left unregulated, can initiate or perpetuate an attack by consuming the already low levels of endogenous C1 inhibitor in HAE patients. Patients with C1 inhibitor deficiency experience recurrent, unpredictable, debilitating, and potentially life threatening attacks of inflammation affecting the larynx, abdomen, face, extremities and urogenital tract. Patients with HAE experience approximately 20 to 100 days of incapacitation per year. There are estimated to be at least 6,500 people with HAE in the United States and at least 10,000 people in the European Union.

For more information on HAE, visit the HAEi’s (International Patient Organization for C1 Inhibitor Deficiencies) website at www.haei.org and the U.S. HAE Association’s website at: www.haea.org.

About ViroPharma Incorporated

ViroPharma Incorporated is an international biopharmaceutical company committed to developing and commercializing novel solutions for physician specialists to address unmet medical needs of patients living with diseases that have few if any clinical therapeutic options, including C1 esterase inhibitor deficiency, treatment of seizures in children and adolescents, adrenal insufficiency (AI), and C. difficile infection (CDI). Our goal is to provide rewarding careers to employees, to create new standards of care in the way serious diseases are treated, and to build international partnerships with the patients, advocates, and health care professionals we serve. ViroPharma’s commercial products address diseases including hereditary angioedema (HAE), seizures in children and adolescents, and CDI; for full U.S. prescribing information on our products, please download the package inserts at http://www.viropharma.com/Products.aspx; the prescribing information for other countries can be found at www.viropharma.com.

ViroPharma routinely posts information, including press releases, which may be important to investors in the investor relations and media sections of our company’s web site, www.viropharma.com. The company encourages investors to consult these sections for more information on ViroPharma and our business.

ViroPharma Forward Looking Statements

Certain statements in this press release contain forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements provide our current expectations or forecasts of future events, including the therapeutic indication and use, safety, efficacy, tolerability and potential of Cinryze and our focus, goals, strategy, research and development programs, and ability to develop pharmaceutical products, commercialize pharmaceutical products, and execute on our plans including clinical development activities with Cinryze related to subcutaneous administration in combination with rHuPH20 or alternatively as a stand alone product candidate. There can be no assurance that Halozyme will be able to perform the additional pre-clinical studies requested by CBER before clinical investigations of products in combination with rHuPH20 can resume in a timeframe that we expect, or that the results of such preclinical studies will be acceptable to the FDA or EMA to allow us to continue our planned Phase 2 study of subcutaneous administration of Cinryze in combination with rHuPH20, or that we will be able to conduct any additional clinical studies of the subcutaneous administration of Cinryze in combination with rHuPH20. We may also experience delays in commencing a Phase 2 study of the subcutaneous administration of Cinryze as a stand alone therapy. Additionally, any future studies with Cinryze utilizing subcutaneous administration in combination with rHuPH20 or as a stand alone therapy may not yield positive results or support further development of Cinryze for subcutaneous administration in combination with rHuPH20 or as a stand alone therapy. The FDA or EMA may view the data regarding subcutaneous administration of Cinryze in combination with rHuPH20 or as a stand alone therapy as insufficient or inconclusive, request additional data, require additional clinical studies, delay any decision past the time frames anticipated by us, limit any approved indications, or deny the approval of Cinryze for subcutaneous administration in combination with rHuPH20 or as a stand alone therapy. These factors, and other factors, including, but not limited to those described in our annual report on Form 10-K for the year ended December 31, 2011 and Form 10-Q for the quarter ended March 31, 2012 filed with the Securities and Exchange Commission, could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements. These forward looking statements should not be relied upon as representing our assessments as of any date subsequent to the date of this press release.

ViroPharma Media Contacts:

Kristina M. Broadbelt

Associate Director, PR & Advocacy

(610) 321 - 2358

Shannon M. Sanders

Manager, PR & Advocacy

(215) 495 – 9433

ViroPharma Investor Contact:

Robert A. Doody

Assistant Director, Investor Relations

610-321-6290

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